Exhibit 99.1

Oaktree Strategic Income Corporation Announces First Fiscal Quarter 2018 Financial Results

LOS ANGELES, CA, February 9, 2018—Oaktree Strategic Income Corporation (NASDAQ: OCSI) (“Oaktree Strategic Income” or the “Company”), a specialty finance company, today announced its unaudited financial results for the fiscal quarter ended December 31, 2017.

First Fiscal Quarter 2018 Highlights

•	Total investment income of $10.7 million, or $0.36 per share;

•	Net investment income of $4.5 million, or $0.15 per share;

•	Net asset value per share as of December 31, 2017 of $9.84; and

•	Originated $136.2 million of new investment commitments and received $71.3 million in connection with full repayments and exits of investments.

Recent Developments

•	On January 31, 2018, the Company entered into a new secured revolving credit facility. The facility’s total capacity is $100 million and the revolving period expires on January 30, 2021 with a final maturity date of January 31, 2023.

Management Commentary

“We are glad to report the credit quality of the Oaktree Strategic Income portfolio is strong as the majority of our investments are performing well,” said Edgar Lee, Chief Executive Officer and Chief Investment Officer of Oaktree Strategic Income. “Since we began managing the portfolio in mid-October, we have been focused on redeploying capital from loan payoffs and exits into larger, first lien loans to a diversified group of stable, middle-market companies. Looking to the future, we are excited about the opportunity to deploy capital into higher yielding, proprietary originations generated by Oaktree’s platform.”

Portfolio and Investment Activity

As of December 31, 2017, the fair value of the investment portfolio was $541.4 million and was comprised of investments in 65 portfolio companies and the investments in FSFR Glick JV LLC (“Glick JV”).

At fair value, 89.2% of the Company’s portfolio as of December 31, 2017 consisted of senior secured floating-rate debt investments, including 86.0% of first lien loans and 3.2% of second lien loans; 10.6% consisted of a subordinated note investment in Glick JV; and 0.2% consisted of equity investments in other portfolio companies.

As of December 31, 2017, Glick JV had $151.5 million in assets, including senior secured loans to 25 portfolio companies. The joint venture generated income of $1.5 million for Oaktree Strategic Income during the quarter ended December 31, 2017.

The weighted average yield on the Company’s debt investments as of December 31, 2017, including the return on our subordinated note investment in Glick JV, was 7.1%.

During the quarter ended December 31, 2017, the Company originated $136.2 million of new investment commitments, including investments in 17 new and three existing portfolio companies and funded $143.9 million of investments across new and existing portfolio companies.

During the quarter, the Company received $71.3 million in connection with the full repayments and exits of eight of its investments, and an additional $90.1 million in connection with other paydowns and sales of investments.

Results of Operations

Total investment income for the quarter ended December 31, 2017 was $10.7 million, including $10.0 million of cash interest income from portfolio investments, as compared with total investment income of $11.8 million and cash interest income of $10.9 million for the quarter ended September 30, 2017. The decline in total investment income was primarily due to a lower weighted average yield on investments and a smaller average portfolio size during the quarter, as loan payoffs and exits exceeded fundings.

Net expenses for the quarter were $6.2 million, a slight decline from $6.3 million in the prior quarter, primarily due to lower management and incentive fees and general and administrative expenses, partially offset by higher professional fees.

Net unrealized appreciation on the investment portfolio for the quarter was $1.7 million. Net realized loss for the quarter was $4.4 million, which was primarily driven by the sale of the Company’s first lien term loan investment in New Trident Holdcorp, Inc. during the quarter.

Liquidity and Capital Resources

As of December 31, 2017, the Company had $46.2 million of cash and cash equivalents (including restricted cash), total principal value of debt outstanding of $254.1 million, and $95.9 million of undrawn capacity on its credit facilities and 2015 debt securitization, subject to borrowing base and other limitations. The weighted average interest rate on debt outstanding was 3.57% as of December 31, 2017.

As of December 31, 2017, the Company’s total leverage ratio was 0.88x debt-to-equity.

Dividend Declaration

The Board of Directors declared a quarterly dividend of $0.14 per share, payable on March 30, 2018 to stockholders of record on March 15, 2018.

Dividends are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Portfolio Asset Quality

As of December 31, 2017, there were three investments on which the Company had stopped accruing cash and/or payment-in-kind (“PIK”) interest or original issue discount (“OID”) income that, in the aggregate, represented 4.1% of the debt portfolio at cost and 1.2% at fair value.

($ in thousands)
Non-Accrual—Debt Investments	As of December 31, 2017	As of September 30, 2017
Non-Accrual Investments at Fair Value	$6,352	$6,293
Non-Accrual Investments/Total Investments at Fair Value	1.2%	1.1%

Oaktree Strategic Income Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2017 (unaudited)	September 30, 2017
ASSETS
Investments at fair value:
Control investments (cost December 31, 2017: $71,635,783; cost September 30, 2017: $71,340,632)	$57,180,650	$57,606,674
Affiliate investments (cost December 31, 2017: $17,477,733; cost September 30, 2017: $17,479,053)	1,010,509	935,913
Non-control/Non-affiliate investments (cost December 31, 2017: $495,206,582; cost September 30, 2017: $516,270,639)	483,217,174	501,894,073

Total investments at fair value (cost December 31, 2017: $584,320,098; cost September 30, 2017: $605,090,324)	541,408,333	560,436,660
Cash and cash equivalents	39,975,500	35,604,127
Restricted cash	6,196,671	7,408,260
Interest, dividends and fees receivable	2,679,014	3,014,075
Due from portfolio companies	59,606	286,260
Receivables from unsettled transactions	17,806,666	505,000
Deferred financing costs	1,097,060	1,222,933
Other assets	1,036,645	185,336

Total assets	$610,259,495	$608,662,651

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,000,417	$482,877
Base management fee and incentive fee payable	1,630,588	2,236,187
Due to affiliate	724,894	450,517
Interest payable	2,004,249	1,996,171
Payables from unsettled transactions	62,920,436	49,029,789
Director fees payable	130,000	98,008
Credit facilities payable	74,056,800	82,956,800
Notes payable (net of $2,151,605 and $2,224,132 of unamortized financing costs as of December 31, 2017 and September 30, 2017, respectively)	177,848,395	177,775,868

Total liabilities	320,315,779	315,026,217
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding as of December 31, 2017 and September 30, 2017	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments and secured borrowings	(42,911,765)	(44,653,664)
Net realized loss on investments	(28,737,328)	(24,354,622)
Accumulated overdistributed net investment income	(12,697,793)	(11,645,882)

Total net assets (equivalent to $9.84 and $9.97 per common share at December 31, 2017 and September 30, 2017, respectively)	289,943,716	293,636,434

Total liabilities and net assets	$610,259,495	$608,662,651

Oaktree Strategic Income Corporation

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31, 2017	Three months ended September 30, 2017	Three months ended December 31, 2016
Interest income:
Control investments	$1,198,697	$1,290,389	$1,395,436
Affiliate investments	—	—	97,936
Non-control/Non-affiliate investments	8,764,475	9,559,293	9,384,005
Interest on cash and cash equivalents	71,095	68,306	30,542

Total interest income	10,034,267	10,917,988	10,907,919

PIK interest income:
Control investments	295,151	223,125	—
Affiliate investments	—	—	48,972
Non-control/Non-affiliate investments	3,263	—	10,432

Total PIK interest income	298,414	223,125	59,404

Fee income:
Affiliate investments	—	—	3,148
Non-control/Non-affiliate investments	398,049	1,022,638	403,296

Total fee income	398,049	1,022,638	406,444

Dividend and other income:
Control investments	—	(343,272)	187,420

Total dividend and other income	—	(343,272)	187,420

Total investment income	10,730,730	11,820,479	11,561,187

Expenses:
Base management fee	1,412,172	1,420,696	1,425,216
Part I incentive fee	259,722	815,491	990,377
Professional fees	1,020,183	543,226	258,528
Board of Directors fees	130,000	153,008	123,650
Interest expense	2,764,477	2,645,090	2,456,128
Administrator expense	279,684	205,152	146,459
General and administrative expenses	435,210	516,854	533,011

Total expenses	6,301,448	6,299,517	5,933,369
Fees waived	(117,493)	—	(6,232)
Insurance recoveries	—	—	(250,000)

Net expenses	6,183,955	6,299,517	5,677,137

Net investment income	4,546,775	5,520,962	5,884,050

Unrealized appreciation (depreciation) on investments:
Control investments	(721,175)	(4,230,858)	(1,571,194)
Affiliate investments	75,916	(10,314,600)	(1,187,404)
Non-control/Non-affiliate investments	2,387,158	(5,455,743)	(2,468,842)

Net unrealized appreciation (depreciation) on investments	1,741,899	(20,001,201)	(5,227,440)

Net unrealized appreciation on secured borrowings	—	—	(14,575)
Realized gain (loss) on investments and secured borrowings:
Affiliate investments	28	—	—
Non-control/Non-affiliate investments	(4,382,734)	17,060	82,762

Net realized gain (loss) on investments and secured borrowings	(4,382,706)	17,060	82,762

Net increase (decrease) in net assets resulting from operations	$1,905,968	$(14,463,179)	$724,797

Net investment income per common share — basic and diluted	$0.15	$0.19	$0.20
Earnings (loss) per common share — basic and diluted	$0.06	$(0.49)	$0.02
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768
Distributions per common share	$0.19	$0.19	$0.23

Conference Call Information

Oaktree Strategic Income will host a conference call to discuss results for its fiscal quarter ended December 31, 2017 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 9, 2018. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers), participant password “Oaktree Strategic Income.” During the earnings conference call, Oaktree Strategic Income intends to refer to an investor presentation that will be available on the Investors section of the Oaktree Strategic Income website, www.oaktreestrategicincome.com. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Strategic Income website, www.oaktreestrategicincome.com.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available for 30 days on Oaktree Strategic Income’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10115430, beginning approximately one hour after the broadcast.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ:OCSI) is a specialty finance company dedicated to providing customized capital solutions for middle-market companies in both the syndicated and private placement markets. The firm seeks to generate a stable source of current income while minimizing the risk of principal loss and, to a lesser extent, capital appreciation by providing innovative first-lien financing solutions to companies across a wide variety of industries. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Strategic Income is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com